MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

INTERNATIONAL EQUITY FOCUS FUND

SERIES # 14

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/13/00	Infineon Technology	$218,896	$5,230,464,000	Deutche Bank
6/9/00	CSL Ltd.	$232,920	$213,510,000	Warburg Dillon
6/30/00	Exfo Elextro-Optical	$2,600	$182,000,000	Wood Gundy
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